EXHIBIT 23

Consent of Independent Auditors

The Board of Directors
Gardenburger, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 33-64622, 33-64624, 33-76764, 333-79451, 333-79455, 333-61858 and 333-92665) on Form S-8 and (Nos. 333-56775 and 333-79653) on Form S-3 of Gardenburger, Inc. of our report dated November 7, 2003, except as to Note 16 to the financial statements, which is as of December 29, 2003, with respect to the balance sheets of Gardenburger, Inc. as of September 30, 2003 and 2002, and the related statements of operations, shareholders’ deficit, and cash flows for each of the years in the two-year period ended September 30, 2003, and the related financial statement schedule, which report appears in the September 30, 2003 annual report on Form 10-K of Gardenburger, Inc.

Our report refers to the adjustments applied to restate the 2001 financial statements as a result of the adoption of EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products described in Note 1, and the revisions required to include the transitional disclosures described in Note 2 to the financial statements required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP
Portland, Oregon
December 29, 2003